Vera Bradley Announces Fiscal 2014 Third Quarter Financial Results

•	Net revenues of $130.1 million, including a 7.1% increase in Direct segment net revenues

•	Net income of $15.2 million and diluted EPS of $0.37

FORT WAYNE, Ind., December 11, 2013 -- Vera Bradley, Inc. (NASDAQ: VRA) (the “Company”) today announced its financial results for the fiscal 2014 third quarter ended November 2, 2013. The Company reported net revenues of $130.1 million for the current year third quarter, compared to $138.3 million in the third quarter of fiscal 2013, a decrease of 6.0%. Diluted earnings per share for the quarter were $0.37, compared to $0.44 in the third quarter of fiscal 2013.

Robert Wallstrom, Chief Executive Officer, stated, “While third quarter sales and earnings results were in line with our expectations, based on recent trends we are lowering our fourth quarter outlook. Although we face a persistently challenging retail environment, we are working diligently to make improvements in our organization that will enable us to stabilize the business and generate more consistent sales and earnings growth over the long term. ”

Mr. Wallstrom continued, “Upon joining the Company I have come to more fully appreciate Vera Bradley’s rich history as an authentic American brand with a highly loyal customer following. I see tremendous opportunity to broaden our customer base, enter new markets, and expand the product offering. Over the next several months I will be evaluating several areas of the business, focusing on the product assortment and the indirect and direct distribution channels, including e-commerce, in order to develop a strategic plan that will drive improved financial performance and increase long-term shareholder value.”

Direct segment revenues increased 7.1% to $68.9 million, driven by growth across the Company’s full-price and outlet stores. Third quarter year-over-year net revenues in the Company’s stores grew 18%, primarily as a result of the opening of 20 full-price and four outlet stores during the past 12 months. Comparable-store sales decreased 6.5% during the quarter primarily due to lower traffic and underperformance of the product offering.  E-commerce revenue decreased 7.8% compared to the prior year, as a result of both lower traffic and lower average transaction size. Indirect segment revenues decreased 17.3% to $61.2 million, primarily due to cautious ordering from the Company’s specialty retailers.

Gross profit for the current year third quarter decreased 10.3% to $71.9 million, resulting in a gross margin rate of 55.3%, compared to 58.0% in the prior year third quarter. The decrease in gross margin was primarily due to sales of lower-margin product accounting for a higher percentage of total net revenues in the current quarter, as well as increased promotional activity year-over-year.

SG&A expense totaled $48.8 million in the current year third quarter, compared to $53.6 million in the prior year third quarter. SG&A as a percentage of net revenues decreased 125 basis points, to 37.5%, compared to 38.7% in the prior year, primarily a result of expense management measures, as well as reductions in variable compensation expense associated with company performance.

Operating income totaled $24.2 million, or 18.6% of net revenues, in the current year third quarter, compared to operating income of $27.6 million, or 19.9% of net revenues, in the prior year third quarter.

The effective tax rate was 36.9% for the current year third quarter, compared to 35.2% in the prior year third quarter. The increase was primarily related to discrete items recorded in last year’s third quarter, which were partially offset by a lower net operating loss in Japan for the thirteen weeks ended November 2, 2013.

Net income for the current year third quarter totaled $15.2 million, or $0.37 per diluted share, from $17.7 million, or $0.44 per diluted share, in the prior year third quarter.

Year-to-Date Results
For the thirty-nine weeks ended November 2, 2013, net revenues were flat at $378.5 million compared to $378.6 million for the thirty-nine weeks ended October 27, 2012. Direct segment revenues increased 15.0% to $217.6 million, with a comparable-store sales decline of 3.5%. Indirect segment revenues decreased 15.0% to $160.9 million.
For the thirty-nine weeks, current year operating income totaled $63.4 million, or 16.8% of net revenues, compared to operating income of $70.2 million, or 18.5% of net revenues, in the comparable prior year period.
The effective tax rate for the thirty-nine weeks ended November 2, 2013 was 37.7%, compared to 37.2% for the same prior year period. The increase was primarily related to discrete items recorded during the prior year third quarter, which were partially offset by a lower net operating loss in Japan.
Net income for the current year totaled $39.4 million, or $0.97 per diluted share, compared to $43.7 million, or $1.08 per diluted share for the same period in the prior year.
Cash flow from operations for the thirty-nine weeks ended November 2, 2013 totaled $34.8 million, compared to $22.2 million for the same period in the prior year.

Cash and cash equivalents as of November 2, 2013 was $13.7 million, and there was no interest bearing debt outstanding. Inventory was $150.5 million, which was lower than the Company’s original expectations as a result of the timing of finished good shipments from suppliers.

Outlook
The Company’s fiscal year 2013 was a 53-week year, with the incremental fifty-third week contributing approximately $4.9 million in sales and $0.02 to diluted earnings per share for both the fourth quarter and full-year results.

For the fourth quarter of fiscal 2014, the Company expects net revenues to range from $145 to $150 million, compared to $162.6 million in the fourth quarter of fiscal 2013. The gross margin rate for the current year fourth quarter is expected to decline between 340 and 380 basis points from last year’s fourth quarter.

Diluted earnings per share are expected to be in a range of $0.44 to $0.47. The earnings per share estimate assumes an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million.

For fiscal 2014, the Company expects net revenues to range from $523 to $528 million, and diluted earnings per share to be in a range of $1.41 to $1.44. The earnings per share guidance includes an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million.

The Company expects inventory to be approximately $160 million as of February 1, 2014.

Call Information
A conference call to discuss fiscal 2014 third quarter results is scheduled for today, December 11, 2013, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through December 25, 2013. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 2985655.

About Vera Bradley, Inc.
Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. The Company generates net revenues by selling products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-price and outlet stores in the United States, department store locations in Japan, its websites, verabradley.com and verabradley.co.jp, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 3,400 specialty retailers, substantially all of which are located in the United States, as well as select department stores, national accounts, and third party e-commerce sites. Fiscal 2013 net revenues increased by 17% to $541 million. The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (NASDAQ: VRA), visit www.verabradley.com/mediaroom.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:
Vera Bradley
Kevin Sierks
ksierks@verabradley.com
(260) 207-5321

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 2, 2013	February 2, 2013	October 27, 2012
Assets
Current assets:
Cash and cash equivalents	$13,712	$9,603	$4,468
Accounts receivable, net	42,922	34,811	46,866
Inventories	150,512	131,562	135,311
Income taxes receivable	1,632	—	—
Prepaid expenses and other current assets	9,964	11,016	9,758
Deferred income taxes	12,373	11,348	8,784
Total current assets	231,115	198,340	205,187
Property, plant, and equipment, net	81,969	77,211	76,941
Other assets	1,289	1,768	1,844
Total assets	$314,373	$277,319	$283,972
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,595	$14,853	$36,683
Accrued employment costs	11,691	14,162	12,283
Other accrued liabilities	20,526	16,532	17,737
Income taxes payable	—	7,094	58
Current portion of long-term debt	—	58	73
Total current liabilities	59,812	52,699	66,834
Long-term debt	—	15,037	35,294
Deferred income taxes	6,539	6,078	4,371
Other long-term liabilities	12,249	9,250	8,408
Total liabilities	78,600	83,064	114,907
Shareholders’ equity:
Additional paid-in-capital	78,061	75,675	75,113
Retained earnings	158,556	119,190	94,061
Accumulated other comprehensive loss	(844)	(610)	(109)
Total shareholders’ equity	235,773	194,255	169,065
Total liabilities and shareholders’ equity	$314,373	$277,319	$283,972

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net revenues	$130,094	$138,346	$378,499	$378,584
Cost of sales	58,161	58,118	166,327	164,442
Gross profit	71,933	80,228	212,172	214,142
Selling, general, and administrative expenses	48,771	53,598	152,334	148,622
Other income	1,027	941	3,608	4,660
Operating income	24,189	27,571	63,446	70,180
Interest expense, net	58	172	281	515
Income before income taxes	24,131	27,399	63,165	69,665
Income tax expense	8,905	9,657	23,799	25,924
Net income	$15,226	$17,742	$39,366	$43,741
Basic weighted-average shares outstanding	40,605	40,534	40,596	40,527
Diluted weighted-average shares outstanding	40,652	40,574	40,633	40,563
Basic net income per share	$0.37	$0.44	$0.97	$1.08
Diluted net income per share	$0.37	$0.44	$0.97	$1.08

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012
Cash flows from operating activities
Net income	$39,366	$43,741
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	10,651	7,424
Provision for doubtful accounts	(190)	370
Loss on disposal of property, plant, and equipment	9	25
Stock-based compensation	2,857	2,198
Deferred income taxes	(624)	(548)
Changes in assets and liabilities:
Accounts receivable	(7,921)	(9,139)
Inventories	(19,154)	(28,489)
Prepaid expenses and other assets	1,531	(2,397)
Accounts payable	12,742	9,407
Income taxes payable	(8,726)	(1,647)
Accrued and other liabilities	4,305	1,292
Net cash provided by operating activities	34,846	22,237
Cash flows from investing activities
Purchases of property, plant, and equipment	(15,418)	(32,114)
Net cash used in investing activities	(15,418)	(32,114)
Cash flows from financing activities
Payments on financial-institution debt	(45,000)	(70,750)
Borrowings on financial-institution debt	30,000	81,000
Tax withholdings for equity compensation	(411)	(736)
Other financing activities, net	122	(66)
Net cash (used in) provided by financing activities	(15,289)	9,448
Effect of exchange rate changes on cash and cash equivalents	(30)	(25)
Net increase (decrease) in cash and cash equivalents	4,109	(454)
Cash and cash equivalents, beginning of period	9,603	4,922
Cash and cash equivalents, end of period	$13,712	$4,468